United States
                       Securities and Exchange Commission
                             WASHINGTON, D.C. 20549


                                  Schedule 13G
                               (Amendment No. 2)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                             CALLIDUS SOFTWARE, INC.
                    -----------------------------------------
                                (Name of Issuer)

                                  Common Stock
                    -----------------------------------------
                         (Title of Class of Securities)

                                   13123E 50 0
                    -----------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 13123E 50 0                                                                            Page 2 of 17 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         ONSET Enterprise Associates II, L.P. 1
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power         1,086,505
Beneficially Owned
By Each Reporting                                    --------------------------------------------------------------
Person With                                          (6)      Shared Voting Power        -0-

                                                     --------------------------------------------------------------
                                                     (7)      Sole Dispositive Power    1,086,505

                                                     --------------------------------------------------------------
                                                     (8)      Shared Dispositive Power  -0-

-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  1,086,505
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (9)

                  4.35%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------
                                        *SEE INSTRUCTION BEFORE FILLING OUT!

------------------
1 Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals:
  R. Kuhling, Jr. and T. Opdendyk.


                                                 Page 2 of 17 Pages

CUSIP No. 13123E 50 0                                                                            Page 3 of 17 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         OEA II Management, L.P. 2
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power          1,086,505
Beneficially Owned
By Each Reporting                                    --------------------------------------------------------------
Person With                                          (6)      Shared Voting Power        -0-

                                                     --------------------------------------------------------------
                                                     (7)      Sole Dispositive Power     1,086,505

                                                     --------------------------------------------------------------
                                                     (8)      Shared Dispositive Power   -0-

-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  1,086,505
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (9)

                  4.35%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------
                                        *SEE INSTRUCTION BEFORE FILLING OUT!

------------------
2 Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals:
  R. Kuhling, Jr. and T. Opdendyk.

                                                 Page 3 of 17 Pages

CUSIP No. 13123E 50 0                                                                            Page 4 of 17 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         ONSET Enterprise Associates III, L.P. 3
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power          558,647
Beneficially Owned
By Each Reporting                                    --------------------------------------------------------------
Person With                                          (6)      Shared Voting Power        -0-

                                                     --------------------------------------------------------------
                                                     (7)      Sole Dispositive Power     558,647

                                                     --------------------------------------------------------------
                                                     (8)      Shared Dispositive Power   -0-
-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  558,647
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (9)

                  2.24%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------
                                        *SEE INSTRUCTION BEFORE FILLING OUT!

------------------
3 Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals:
  R. Kuhling, Jr. and T. Opdendyk.

                                                 Page 4 of 17 Pages

CUSIP No. 13123E 50 0                                                                            Page 5 of 17 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         OEA III Management, L.L.C. 4
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power          558,647
Beneficially Owned
By Each Reporting                                    --------------------------------------------------------------
Person With                                          (6)      Shared Voting Power        -0-

                                                     --------------------------------------------------------------
                                                     (7)      Sole Dispositive Power     558,647

                                                     --------------------------------------------------------------
                                                     (8)      Shared Dispositive Power   -0-

-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  558,647
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (9)

                  2.24%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  OO
-------------------------------------------------------------------------------------------------------------------
                                        *SEE INSTRUCTION BEFORE FILLING OUT!

------------------
4 Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals:
  R. Kuhling, Jr. and T. Opdendyk.

                                                 Page 5 of 17 Pages

CUSIP No. 13123E 50 0                                                                            Page 6 of 17 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         ONSET Standby Fund, L.P. 5
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power          313,325
Beneficially Owned
By Each Reporting                                    --------------------------------------------------------------
Person With                                          (6)      Shared Voting Power        -0-

                                                     --------------------------------------------------------------
                                                     (7)      Sole Dispositive Power     313,325

                                                     --------------------------------------------------------------
                                                     (8)      Shared Dispositive Power   -0-

-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  313,325
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (9)

                  1.26%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------
                                        *SEE INSTRUCTION BEFORE FILLING OUT!

------------------
5 Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals:
  R. Kuhling, Jr., T. Opdendyk, S. Mason, L. Bottorff and M. Hilderbrand.

                                                Page 6 of 17 Pages

CUSIP No. 13123E 50 0                                                                            Page 7 of 17 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         GS PEP I ONSET Standby Fund, L.P. 6
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power          105,842
Beneficially Owned
By Each Reporting                                    --------------------------------------------------------------
Person With                                          (6)      Shared Voting Power        -0-

                                                     --------------------------------------------------------------
                                                     (7)      Sole Dispositive Power     105,842

                                                     --------------------------------------------------------------
                                                     (8)      Shared Dispositive Power   -0-

-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  105,842
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (9)

                  0.42%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------
                                        *SEE INSTRUCTION BEFORE FILLING OUT!

------------------
6 Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals:
  R. Kuhling, Jr., T. Opdendyk, S. Mason, L. Bottorff and M. Hilderbrand.

                                                 Page 7 of 17 Pages

CUSIP No. 13123E 50 0                                                                            Page 8 of 17 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         GS PEP I Offshore ONSET Standby Fund, L.P. 7
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power          50,832
Beneficially Owned
By Each Reporting                                    --------------------------------------------------------------
Person With                                          (6)      Shared Voting Power        -0-

                                                     --------------------------------------------------------------
                                                     (7)      Sole Dispositive Power     50,832

                                                     --------------------------------------------------------------
                                                     (8)      Shared Dispositive Power   -0-

-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  50,832
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (9)

                  0.20%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------
                                        *SEE INSTRUCTION BEFORE FILLING OUT!

------------------
7 Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals:
  R. Kuhling, Jr., T. Opdendyk, S. Mason, L. Bottorff and M. Hilderbrand.

                                                 Page 8 of 17 Pages

CUSIP No. 13123E 50 0                                                                            Page 9 of 17 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         ONSET Standby Management, L.L.C. 8
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power          469,999
Beneficially Owned
By Each Reporting                                    --------------------------------------------------------------
Person With                                          (6)      Shared Voting Power        -0-

                                                     --------------------------------------------------------------
                                                     (7)      Sole Dispositive Power     469,999

                                                     --------------------------------------------------------------
                                                     (8)      Shared Dispositive Power   -0-

-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  469,999
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (9)

                  1.88%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  OO
-------------------------------------------------------------------------------------------------------------------
                                        *SEE INSTRUCTION BEFORE FILLING OUT!

------------------
8 Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals:
  R. Kuhling, Jr., T. Opdendyk, S. Mason, L. Bottorff and M. Hilderbrand.

                                                 Page 9 of 17 Pages


CUSIP No. 13123E 50 0                                                                           Page 10 of 17 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         ONSET Venture Services Corporation 9
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power          11,880
Beneficially Owned
By Each Reporting                                    --------------------------------------------------------------
Person With                                          (6)      Shared Voting Power        -0-

                                                     --------------------------------------------------------------
                                                     (7)      Sole Dispositive Power     11,880

                                                     --------------------------------------------------------------
                                                     (8)      Shared Dispositive Power   -0-

-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  11,880
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (9)

                  0.05%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
-------------------------------------------------------------------------------------------------------------------
                                        *SEE INSTRUCTION BEFORE FILLING OUT!

------------------
9 Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals:
  R. Kuhling, Jr. and T. Opdendyk.

                                                Page 10 of 17 Pages

CUSIP No. 13123E 50 0                                                                           Page 11 of 17 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Robert F. Kuhling, Jr.
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power          60,360
Beneficially Owned
By Each Reporting                                    --------------------------------------------------------------
Person With                                          (6)      Shared Voting Power        2,157,364

                                                     --------------------------------------------------------------
                                                     (7)      Sole Dispositive Power     60,360

                                                     --------------------------------------------------------------
                                                     (8)      Shared Dispositive Power   2,157,364

-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  2,217,724 10
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (9)

                  8.89%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------
                                        *SEE INSTRUCTION BEFORE FILLING OUT!

------------------
10 Includes 30,333 shares subject to outstanding options exercisable within 60 days of the date of this filing.

                                                 Page 11 of 17 Pages

CUSIP No. 13123E 50 0                                                                         Page 12 of 17 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Terry L. Opdendyk
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power          60,360
Beneficially Owned
By Each Reporting                                    --------------------------------------------------------------
Person With                                          (6)      Shared Voting Power        2,157,364

                                                     --------------------------------------------------------------
                                                     (7)      Sole Dispositive Power     60,360

                                                     --------------------------------------------------------------
                                                     (8)      Shared Dispositive Power   2,157,364

-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  2,217,724 11
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (9)

                  8.89%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------
                                        *SEE INSTRUCTION BEFORE FILLING OUT!

------------------
11 Includes 30,333 shares subject to outstanding options exercisable within 60 days of the date of this filing.

                                                Page 12 of 17 Pages

Item 1.

(a) Name of Issuer: Callidus Software, Inc. ("Issuer")

(b) Address of Issuer's Principal Executive Offices:

                  160 West Santa Clara Street, Suite 1500
                  San Jose, California  95113
                  United States of America

Item 2.

(a) Name of Person Filing:

         ONSET Enterprise Associates II, L.P. ("OEAII")
         OEA II Management, L.P. ("OEAIIM")
         ONSET Enterprise Associates III, L.P. ("OEAIII")
         OEA III Management, L.L.C. ("OEAIIIM")
         ONSET Standby Fund, L.P. ("ONSETSB")
         GS PEP I ONSET Standby Fund, L.P. ("GSPEP")
         GS PEP I Offshore ONSET Standby Fund, L.P. ("GSPEPOFF")
         ONSET Standby Management, L.L.C. ("ONSETSBM")
         ONSET Venture Services Corporation ("OVSC")
         Robert F. Kuhling, Jr. ("RFK")
         Terry L. Opdendyk ("TLO")

(b) Address of Principal Business Office:

         2400 Sand Hill Road, Suite 150
         Menlo Park, California  94025

 (c) Citizenship/Place of Organization:


         Entities:                  OEAII            -        Delaware
                                    OEAIIM           -        Delaware
                                    OEAIII           -        Delaware
                                    OEAIIIM          -        California
                                    ONSETSB          -        Delaware
                                    GSPEP            -        Delaware
                                    GSPEPOFF         -        Delaware
                                    ONSETSBM         -        Delaware
                                    OVSC             -        California

         Individuals:               RFK              -        United States
                                    TLO              -        United States

(d) Title of Class of Securities: Common Stock

(e) CUSIP Number: 13123E 50 0

Item 3.

Not applicable.

                               Page 13 of 17 Pages

Item 4         Ownership.

--------- ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------
                         OEAII       OEAIIM       OEAIII      OEAIIIM     ONSETSB       GSPEP      GSPEPOFF    ONSETSBM
--------- ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------
(a)       Beneficial   1,086,505    1,086,505    558,647      558,647     313,325      105,842      50,832     469,999
          Ownership
--------- ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------
(b)       Percentage      4.35        4.35         2.24        2.24         1.26        0.42         0.20        1.88
          of Class
--------- ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------
(c)       Sole         1,086,505    1,086,505    558,647      558,647     313,325      105,842      50,832     469,999
          Voting
          Power
--------- ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------
          Shared
          Voting
          Power
--------- ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------
          Sole         1,086,505    1,086,505    558,647      558,647     313,325      105,842      50,832     469,999
          Dispositive
          Power
--------- ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------
          Shared
          Dispositive
          Power
--------- ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------


--------- ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------
                          OVSC         TLO         RFK
--------- ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------
(a)       Beneficial     11,880     2,217,724   2,217,724
          Ownership
--------- ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------
(b)       Percentage      0.05        8.89         8.89
          of Class
--------- ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------
(c)       Sole           11,880      60,360       60,360
          Voting
          Power
--------- ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------
          Shared                    2,157,364   2,157,364
          Voting
          Power
--------- ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------
          Sole           11,880      60,360       60,360
          Dispositive
          Power
--------- ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------
          Shared                    2,157,364   2,157,364
          Dispositive
          Power
--------- ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------

Item 5.        Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in the limited partnership agreements of each of OEA II, OEAIII, ONSETSB, GSPEP and GSPEPOFF and the limited liability company agreements of each of OEAIIM, OEAIIIM and ONSETSBM, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the Issuer owned by each such entity of which they are a partner.

                               Page 14 of 17 Pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No reporting person is a member of a group as defined in Section
240.13d-1(b)(1)(ii)(J) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 15 of 17 Pages

Date:    February 3, 2005

ONSET ENTERPRISE ASSOCIATES II, L.P.                          ONSET ENTERPRISE ASSOCIATES III, L.P.
By:      OEA II Management, L.P.                              By:      OEA III Management, L.L.C.
         Its general partner                                           Its general partner


By:      /s/ Terry L Opdendyk                                 By:      /s/ Terry L Opdendyk
   --------------------------------------------------            --------------------------------------------------
         General Partner                                               Managing Director


OEA II MANAGEMENT, L.P.                                       OEA III MANAGEMENT, L.L.C.


By:      /s/ Terry L Opdendyk                                 By:      /s/ Terry L Opdendyk
   --------------------------------------------------            --------------------------------------------------
         General Partner                                               Managing Director


ONSET STANDBY FUND, L.P.                                      GS PEP I ONSET STANDBY FUND, L.P.
By:      ONSET Standby Management, L.L.C.                     By:      ONSET Standby Management, L.L.C.
         Its general partner                                           Its general partner


By:      /s/ Terry L Opdendyk                                 By:      /s/ Terry L Opdendyk
   --------------------------------------------------            --------------------------------------------------
         Managing Director                                             Managing Director


GS PEP I OFFSHORE ONSET STANDBY FUND, L.P.                    ONSET STANDBY MANAGEMENT, L.L.C.
By:      ONSET Standby Management, L.L.C.
         Its general partner


By:      /s/ Terry L Opdendyk                                 By:      /s/ Terry L Opdendyk
   --------------------------------------------------            --------------------------------------------------
         Managing Director                                             Managing Director


ONSET VENTURE SERVICES CORPORATION

By:      /s/ Robert F Kuhling, Jr.
   --------------------------------------------------
         President


         /s/ Robert F Kuhling, Jr.
-----------------------------------------------------
         Robert F. Kuhling, Jr.


         /s/ Terry L Opdendyk
-----------------------------------------------------
         Terry L. Opdendyk


EXHIBITS

A:       Joint Filing Statement


                              Page 16 of 17 pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the undersigned, hereby express our agreement that the attached
Schedule 13G is filed on behalf of us.

Date:    February 3, 2005

ONSET ENTERPRISE ASSOCIATES II, L.P.                          ONSET ENTERPRISE ASSOCIATES III, L.P.
By:      OEA II Management, L.P.                              By:      OEA III Management, L.L.C.
         Its general partner                                           Its general partner


By:      /s/ Terry L Opdendyk                                 By:      /s/ Terry L Opdendyk
   --------------------------------------------------            --------------------------------------------------
         General Partner                                               Managing Director


OEA II MANAGEMENT, L.P.                                       OEA III MANAGEMENT, L.L.C.


By:      /s/ Terry L Opdendyk                                 By:      /s/ Terry L Opdendyk
   --------------------------------------------------            --------------------------------------------------
         General Partner                                               Managing Director


ONSET STANDBY FUND, L.P.                                      GS PEP I ONSET STANDBY FUND, L.P.
By:      ONSET Standby Management, L.L.C.                     By:      ONSET Standby Management, L.L.C.
         Its general partner                                           Its general partner


By:      /s/ Terry L Opdendyk                                 By:      /s/ Terry L Opdendyk
   --------------------------------------------------            --------------------------------------------------
         Managing Director                                             Managing Director


GS PEP I OFFSHORE ONSET STANDBY FUND, L.P.                    ONSET STANDBY MANAGEMENT, L.L.C.
By:      ONSET Standby Management, L.L.C.
         Its general partner


By:      /s/ Terry L Opdendyk                                 By:      /s/ Terry L Opdendyk
   --------------------------------------------------            --------------------------------------------------
         Managing Director                                             Managing Director


ONSET VENTURE SERVICES CORPORATION

By:      /s/ Robert F Kuhling, Jr.
   --------------------------------------------------
         President


         /s/ Robert F Kuhling, Jr.
-----------------------------------------------------
         Robert F. Kuhling, Jr.


         /s/ Terry L Opdendyk
-----------------------------------------------------
         Terry L. Opdendyk

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